UBS Investment Bank

Goldman Sachs

STRICTLY CONFIDENTIAL

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Project Fox

Transaction Update

June 20, 2008

DRAFT

This presentation has been prepared by UBS Securities LLC (“UBS”) and Goldman, Sachs & Co. (“Goldman Sachs”) for the exclusive use of the party to whom UBS and Goldman Sachs deliver this presentation (the “Company”) using information provided by the Company and other publicly available information. UBS and Goldman Sachs have not independently verified the information contained herein, nor do UBS or Goldman Sachs make any representation or warranty, either express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation. Any estimates or projections as to events that may occur in the future (including projections of revenue, expense, net income and stock performance) are based upon the best judgment of UBS and Goldman Sachs from the information provided by the Company and other publicly available information as of the date of this presentation. There is no guarantee that any of these estimates or projections will be achieved. Actual results will vary from the projections and such variations may be material. Nothing contained herein is, or shall be relied upon as, a promise or representation as to the past or future. UBS and Goldman Sachs expressly disclaim any and all liability relating or resulting from the use of this presentation.

This presentation has been prepared solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. The Company should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation as to a particular course of action or the timing thereof. The Company should consult its own counsel and tax advisors as to legal and related matters concerning any transaction described herein. This presentation does not purport to be all-inclusive or to contain all of the information that the Company may require. No investment, divestment or other financial decisions or actions should be based solely on the information in this presentation.

This presentation has been prepared on a confidential basis solely for the use and benefit of the Company; provided that the Company and any of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. Distribution of this presentation to any person other than the Company and those persons retained to advise the Company, who agree to maintain the confidentiality of this material and be bound by the limitations outlined herein, is unauthorized. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of UBS and Goldman Sachs.

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Discussion Agenda

1	Update on discussions with Lazard Frères
2	Assessing Milliman’s Actuarial Appraisal
3	Analysis of Fox Financial’s stock price
4	Review and discussions of next steps

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1

SECTION 1

Update on Discussions with Lazard Frères

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Situation Update

Conversations between Fox Mutual’s financial advisors and Lazard Frères continue

- meeting between Fox Mutual’s financial advisors and Lazard Frères occurred on June 16th

- our key messages consisted of: (i) rebutting Lazard Frères’ perspectives on FF’s valuation and presenting our own views on valuation; (ii) rejecting their proposal as outlined in the Special Committee’s letter from May 21st; and (iii) reaffirming out interest in pursuing a transaction at a $47.20 offer price

- we requested Lazard Frères share our views with FF’s Special Committee

Lazard Frères met with FF’s Special Committee on June 17th to relay our messages; as of midday June 18th, we have not yet received feedback from the meeting

Our presentation today focuses on the following considerations:—summary of key messages conveyed to Lazard Frères

- an assessment of Milliman’s actuarial appraisal

- analysis of FF’s stock price and Fox Mutual’s March 5th proposal

- review and suggestions for next steps

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Response to Lazard Frères' Valuation Perspectives

- **On June 16, 2008, UBS and Goldman Sachs met with Lazard Frères and presented the following responses to each of Lazard Frères' valuation perspectives**

Lazard's Perspectives	Response
Timing of Offer	• Assessment of Fox Mutual ("FM")'s proposal relative to FF's 3-year trading performance is not appropriate – current operating environment in life insurance industry is significantly more challenging • Unaffected value of FF would likely be under significant pressure given weak first quarter results; accordingly, historical trading performance is not meaningful – (15.9)% below consensus estimate ($1.13) – (20.8)% below 1Q 2007 ($1.20) • Valuation levels of publicly-traded annuity & life insurance peers[1] down (4.8)% since March 4, 2008 – valuation levels of life insurers who, like FF, have underperformed vs. 1Q 2008 I/B/E/S estimates[2] are down (10.9)% since March 4, 2008 • Fox Mutual made offer on March 5, 2008 based on an unaffected stock price of $40.72 (March 4th close) – our offer price represents a greater premium than originally contemplated given the subsequent share price deterioration to $37.93 (March 7th close prior to public disclosure)
Expected Benefits of Restructuring	• Current management team has been in place for approximately last 4 years and restructuring initiatives began shortly thereafter • Vast majority of initiatives have been previously communicated to market and reflected in market's valuation • Initiatives already captured in business plan / projections and reflected in our initial valuation / offer • Due diligence findings suggest a number of initiatives have yielded mixed results • 2Q 2008 results to date appear "soft" (e.g., VA sales, mortality, investment performance, overall earnings)
Potential For Special Dividend	• Decision to deploy excess capital is largely dependent on approval by Fox Mutual, pursuant to the intercompany agreement which has been in place and publicly available since the IPO – Fox Mutual not interested in pursuing distribution of a special dividend • Unaffected stock price already accounts for FF's excess capital position which is well known to the market
Observations on Milliman Appraisal	• Milliman appraisal does not accurately reflect the equity value of FF – excludes all assets and liabilities not within the insurance legal entities (including corporate debt) – RBC ratio assumption (300%) well below management's plans – optimistic assumptions (10 years of uninterrupted equity market and sales growth, hedging costs, timing of reversion to industry average expense levels)
Attractiveness of Fox Mutual's Offer	• Fox Mutual's $47.20 proposal represents an attractive offer to FF's unaffected stock price – 24.4% premium to stock price on March 7, 2008 – 15.9% premium to stock price on March 4, 2008 – implied transaction multiples higher than those of peers, despite recent FF underperformance and lower EPS / ROE goals

Notes: Market data as of June 11, 2008; page 4 is as discussed with Lazard Frères on June 16, 2008

1 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: Ameriprise Financial, Lincoln Financial, MetLife, Principal Financial and Prudential Financial

2 Underperforming life insurers consists of: Ameriprise Financial, Principal Financial and Prudential Financial

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Response to Lazard Frères’ Valuation Perspectives

On June 16, 2008, UBS and Goldman Sachs also conveyed the following key messages to Lazard Frères

Lazard Frères to share this presentation and Fox Mutual’s valuation perspectives with FF’s Special Committee

Key messages should include the following:

- FF’s pre-offer valuation levels are a direct reflection of FF’s historical performance and the market’s expectations of future performance—unaffected stock price would now most likely be under significant pressure given weak 1Q results

- Fox Mutual made no attempt to time its offer around a low point of FF’s stock price performance

- Fox Mutual’s offer represents an attractive premium to FF’s historical valuation levels, trading levels of peers and other valuation methodologies

- Fox Mutual’s offer is conditional on satisfactory resolution of other key deal points (e.g., majority of minority, litigation)

- overall, Fox Mutual’s valuation perspectives are dramatically different than those of FF’s Special Committee and its advisors

Fox Mutual remains interested in pursuing a merger transaction, but not based on the terms outlined in the May 21, 2008 letter from the Special Committee:

- Fox Mutual is still prepared to move forward with a transaction at the $47.20 offer price notwithstanding a worsening operating environment—to the extent a transaction cannot be consummated, Fox Mutual is not interested in exploring alternatives to rationalize FF’s capital structure

Lazard Frères to provide response to Fox Mutual’s valuation perspectives

- in particular, Lazard Frères to provide viewpoints on unaffected stock price given recent 1Q results, deteriorating operating environment and the absence of any new material information during due diligence process

Note: Page 5 is as discussed with Lazard Frères on June 16, 2008

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SECTION 2

Assessing Milliman’s Actuarial Appraisal

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Observations on Milliman Appraisal

Summary of Milliman’s Actuarial Appraisal

Discount Rate Range

($bn, unless noted otherwise) 9% 10% 11%

Adjusted Statutory Book Value 3.3 3.3 3.3

Plus: Value of Business Inforce 4.5 4.1 3.8

Plus: Value of 10-Years of New Business 2.7 2.2 1.7

Plus: Cost of Unabsorbed Expenses 1(0.9)(0.8)(0.8)

Standalone Appraisal Value 9.7 8.8 8.0

Based on our initial review, we believe Milliman’s actuarial appraisal does not accurately reflect the equity value of FF

Most significant shortcomings include:

- no adjustment for holding company debt

- RBC assumption (300%) below management plans (425%)

- optimistic assumptions (10 years of uninterrupted equity market and sales growth, hedging costs)

- higher discount rates not applied for new business valuation

- minimal credit losses assumed

- timing of reversion to industry average expense levels

Source: Milliman Actuarial Appraisal of FF Life Insurance Company and Affiliates (as of December 31, 2007)

Notes: Appraisal value as of December 31, 2007; values do not reflect other assets and liabilities at the holding company level or otherwise outside the scope of the appraisal; per share figures calculated based on fully diluted shares as of March 31, 2008 assuming $47.20 offer price (138.6mm)

1 Consist of expenses not allocated to different lines of business

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Assessing Milliman's Actuarial Appraisal

- Milliman's actuarial appraisal analysis only includes Fox Financial's insurance company operations. As a result, it explicitly excludes certain assets and liabilities not embedded within Fox Financial's insurance legal entities
- A comparison of Milliman's actuarial appraisal to FF's stock price requires the following adjustments:

Adjustments to Milliman's Actuarial Appraisal – Based on Actuarial Valuation at 10% Discount Rate ($ in billions)



8.8
Value of 10-Years of New Business
2.2
Value of Business Inforce
4.1
Adjusted Statutory Book Value
3.3
Unabsorbed Expense
(0.8)
0.5
(1.7)
0.3
0.2
0.1
8.2
$59.08 per share
$47.20 Offer Price
$40.72 Stock Price on March 4, 2008
Standalone Appraisal Value[1] (per Milliman)
Rollforward to June 30, 2008[2]
Less: Net Debt[3]
Fox Bank[4]
Fox Funds Group[5]
Other Adjustments[6]
Implied Equity Value
Plus: Values of Non-Insurance Entities

Source: Milliman Actuarial Appraisal of FF Life Insurance Company and Affiliates (as of December 31, 2007); SEC filings; Fox Financial Consolidated Balance Sheet provided by Lazard Frères on 6/11/08; SNL

Notes: Per share figures calculated based on fully diluted shares as of March 31, 2008 assuming $47.20 offer price (138.6mm); analysis assumes 300% NAIC Risk Based Capital level

1 Assumes 10% discount rate, mid-point of Milliman's Actuarial Appraisal; appraisal value as of December 31, 2007

2 See page 12 of Milliman's report for the methodology utilized in rolling forward its actuarial appraisal to June 30, 2008

3 Assumes short term and long-term debt for consolidated entity, net of securities available for sale, short-term investments and trading assets at holding company level; net debt adjusted for debt at Fox Bank and TBG Insurance Services Corp.

4 Estimated value assumes: (i) tangible book value of Fox Bank of $0.1mm as of March 31, 2008, and (ii) price / tangible book value of 2.0x

5 Estimated value for Fox Funds Group based on purchase price of $244.2mm paid by FF in acquisition closed in April 2007

6 Includes shareholder's equity of the following entities not included in Milliman's Actuarial appraisal: FF Reinsurance Ltd., FF Distribution Consolidated, Pension Associates, FF Structured Product LLC, TBG Insurance Services Corp., and RIA service

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Assessing Milliman’s Actuarial Appraisal

Revising several assumptions in Milliman’s appraisal would result in an equity value more comparable with FF’s stock price at the time the offer was first made

Additional Adjustments to Milliman’s Actuarial Valuation—Based on Actuarial Valuation at 10% Discount Rate ($ in billions)

Increasing Milliman's target RBC ratio of 300% to management's target of ~425%

8.2 $55.20 (0.4) 7.8 per share, subject to downward revision based on the assumptions set forth in the box to the right

Implied Equity Value Raising RBC Pro Forma Ratio to 425%¹ Equity Value

Other Assumptions Impacting Pro Forma Equity Value:

Discount rates for new business

Equity market and sales growth

Credit losses

Hedging costs

Improvement in mortality rates

Timing of reversion to industry average expense assumptions

Value of new business

- illustrative value with full credit for value of business inforce and 50% credit for value of new business would be $6.7bn or $48.09 per share

Source: Milliman Actuarial Appraisal of FF Life Insurance Company and Affiliates (as of December 31, 2007)

Notes: Per share figures calculated based on fully diluted shares as of March 31, 2008 assuming $47.20 offer price (138.6mm); assumes 10% discount rate, mid-point of Milliman’s Actuarial Appraisal

1 Based on impact on appraisal value due to shift from 300% RBC target capital to 375% as stated in Milliman’s Actuarial Appraisal; assumes linear relationship for impact in valuation of alternative target RBC ratio

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SECTION 3

Analysis of FF’s Stock Price

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FF Price Performance Since Day Prior to Take Private Offer

Comparison of Performance to Day Prior to Offer

$50.78 Price on June 13, 2008 $50.82 Price on May 21, 2008 (Date of FF's SC's Response) 130.0(24.8% Increase since March 4, 2008 Stock Price)

FF 24.7% (33.9% Increase since

120.0 $47.20 Offer Price on March 10, 2008 March 7, 2008 Stock Price)

110.0

(%)

100.0 Annuity & Life1 (0.7)%

S&P 500—Financials 90.0(8.0)% $37.93 Price on March 7, 2008 (Day Prior to Annoucement)

$40.72 Price on Day Prior to Offer 2.8% Increase from March 4, 2008 to May 21, 2008 (Date of FF's SC's Response)

80.0

3/4/08 3/24/08 4/13/08 5/3/08 5/23/08 6/13/08

Fox Financial Selected Publicly-Traded Annuity & Life Insurance Companies¹ S&P 500—Financials

Source: FactSet; SNL

Note: Market data as of June 13, 2008

1 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: Ameriprise Financial, Lincoln Financial, MetLife, Principal Financial and Prudential Financial

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Trading Performance Since Day Prior to Take Private Offer

Price / NTM EPS Multiples-Since March 4, 2008

11.0

FF 10.4x 10.0

Annuity & Life2 (x) 9.0 9.2x

FF Annuity & Life²

8.0 Day Prior to Offer (x) 8.3 9.2 Current (x) 10.4 9.2 Change (%) 25.5(0.1)

Change in EPS (%)(0.6)(0.2)

7.0

3/4/08 3/24/08 4/13/08 5/3/08 5/23/08 6/13/08

Price / Book Multiples-Since March 4, 20081

1.70

1.60

1.50

Annuity & 1.40 Life2 1.33x (x) 1.30 FF

1.30x 1.20

FF Annuity & Life²

1.10 Day Prior to Offer (x) 1.04 1.40 Current (x) 1.30 1.33 Change (%) 24.6(5.1)

1.00

Change in BVPS (%) 0.1 2.6

0.90

3/4/08 3/24/08 4/13/08 5/3/08 5/23/08 6/13/08

Fox Financial Selected Publicly-Traded Annuity & Life Insurance Companies²

Source: FactSet, I/B/E/S Median estimates, Company filings Notes: Market data as of June 13, 2008

1 Book value excludes accumulated other comprehensive income

2 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: Ameriprise Financial, Lincoln Financial, MetLife, Principal Financial and Prudential Financial

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Comparison of Selected Publicly-Traded Annuity & Life Companies

	Stock Price ($)	Market Cap ($bn)	Price as Multiple of NTM EPS [1] (x)	Price as a Multiple of Book Value[2] (x)	LT EPS Growth (%)	2008–2009 EPS Growth (%)	2008E ROAE (%)	Debt/Cap[3] (%)	Dividend Yield (%)
Fox Financial Statistics:									
Price - June 13, 2008	**50.78**	**7.0**	**10.4**	**1.30**	**10.0**	**14.8**	**11.6**	**23.8**	**2.3**
Price - March 7, 2008	**37.93**	**5.2**	**7.9**	**0.97**	**10.0**	**14.8**	**11.6**	**23.8**	**3.1**
Average – Last 5 Years [4]	**41.54**	**6.2**	**10.7**	**1.25**					
Selected Publicly-Traded Annuity & Life Insurance Companies:									
MetLife	59.79	42.4	9.2	1.33	11.0	10.5	13.6	24.3	1.2
Prudential Financial	71.06	31.5	8.7	1.34	14.3	17.7	15.1	34.2	1.6
Lincoln Financial	51.29	13.3	8.7	1.17	11.1	15.0	12.4	25.4	3.2
Principal Financial	50.65	13.1	11.9	1.97	12.0	15.2	14.9	22.5	1.8
Ameriprise Financial	46.53	10.5	11.2	1.32	11.0	18.1	11.5	21.6	1.3
Median – June 13, 2008			**9.2**	**1.33**	**11.1**	**15.2**	**13.6**	**24.3**	**1.6**
Median – March 7, 2008			**8.7**	**1.31**	**11.1**	**15.2**	**13.6**	**24.3**	**1.7**
Average – Last 5 Years [4]			**12.0**	**1.56**					

Source: SEC filings; FactSet; I/B/E/S Consensus Median Estimates

Notes: Market data as of June 13, 2008

1 All EPS are based on I/B/E/S median estimates except where otherwise noted
2 Book value figure excludes accumulated other comprehensive income
3 Debt to capital ratio based on Moody's adjusted debt-to-capital ratios
4 Last 5-years from March 7, 2003 to March 7, 2008, last complete trading day prior to public announcement by FF

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ROE vs. P/B Regression Analysis

2.20 Regression—Indicative Valuation y = 12.50x—0.26 2008E ROE (%) P/BV (x) R2 = 0.68

4.0 0.24

2.00

6.0 0.49 8.0 0.74

1.80 10.0 0.99 Principal Financial

12.0 1.24 14.0 1.49

1.60 FF Current Price—$50.78 / 9.8% Premium

16.0 1.74

Ameriprise Financial 1.40 Price-to-Book Value (x) 1.20

Protective Life Prudential Financial MetLife Lincoln Financial 1.00

Genworth FF—$40.72 (Price on March 4, 2008) / (11.9)% Discount

0.80

FF—$37.93 (Price on March 7, 2008) / (18.0)% Discount

0.60

6.0 8.0 10.0 12.0 14.0 16.0 2008E Return on Average Equity (%)

Source: Statistical Supplements; I/B/E/S Consensus Median Estimates

Notes: Market data as of June 13, 2008; bubble sizes based on market capitalization; book value figures exclude accumulated other comprehensive income; regression analysis includes: Ameriprise Financial, Genworth, Lincoln Financial, MetLife, Principal Financial, Protective Life and Prudential Financial

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FF Stock Price Histogram

Shares Traded Since March 10, 2008

Weighted Average Price: $48.32 Total Volume: 35mm 60.0 ADTV/Float: 1.1%

54.8

17.8 18.0

(%) Volume 12.0

10.3 9.3

6.0 5.0

2.9

0.0 $46.00- $47.00- $48.00- $49.00- $50.00- $51.00-$47.00 $48.00 $49.00 $50.00 $51.00 $52.00

Volume(%)

Shares Traded Over Last 30-Days

Weighted Average Price: $50.85 Total Volume: 5mm ADTV/Float: 0.5%

70.0

61.7

20.0

16.3 16.0 (%) 12.5 Volume 12.0

8.0 7.0

4.0 2.4 0.0 0.0 $50.00- $50.25- $50.50- $50.75- $51.00- $51.25-$50.25 $50.50 $50.75 $51.00 $51.25 $51.50

Volume(%)

Source: FactSet; Bloomberg

Note: Market data as of June 13, 2008

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Selected Market Perspectives

Sell-Side Analyst Estimates—12 Month Price Target



5.2% Increase
$57.00
$48.00
$43.50
$56.00
$50.50
$43.50
High
Median
Low
As of March 7, 2008
High
Median
Low
As of June 13, 2008

Selected Commentary

"With the stock trading more on the potential true-up to Fox Mutual's initial $47.20 offer price vs. fundamentals, we wouldn't expect a big reaction to the quarter. A special committee of independent directors is currently evaluating the offer and will respond in due course. We suspect a moderate increase is probable, but not enough for us to believe that there is a compelling risk/reward from current levels.

Credit Suisse, May 7, 2008"

"We expect Mutual to raise the offer from the current $47.20 per share level. However, contrary to current investor sentiment, we feel that the likelihood of an offer price significantly above $50 is low. A $50 offer would imply a multiple of 11.3x our 2008 estimate and 1.3x BV, above the current group PE multiple of 10.4x and in line with the median P/BV. In addition, a $50 bid implies a 19% premium to FF's fair value based on its 11.5% ROE (versus the group return of 13.5%). As such, we believe the risk/reward is unfavorable with FF trading at $50.10.

J.P. Morgan, May 7, 2008"

"In March 2008 Fox Financial received a proposal from Fox Mutual to buy all common shares of the company for $47.20 per share. A Special Committee of the FF Board of Directors is currently reviewing and evaluating the offer. We believe a sale agreement will be reached at a price closer to $51 per share.

Deutsche Bank, May 8, 2008"

"We view parent's buy-out offer of $47.20 of FF's 46.7 million Class A shares outstanding as well below fair value. It equates to only 1.21x 1Q08 BV or 10.1x our 2008E. Fully expect FF's financial advisor Lazard to agree; particularly given Liberty Mutual's 1.8x P/B offer for Safeco.

Citigroup, May 11, 2008"

Source: Bloomberg; SNL Financial; FactSet; Wall Street Research

Note: Sell side analysts estimates based on estimates from: Banc of America, Citigroup, Credit Suisse, Deutsche Bank, Fox-Pitt Cochran, KBW, Morgan Stanley, Sanford Bernstein, UBS and Wachovia

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Illustrative Analysis at Various Prices

Analysis should be viewed for illustrative purposes only and does not constitute a recommendation on a valuation range.

Annuity & Life March 5th

Median 1 Proposal Illustrative Purchase Price ($)

Price per Share ($) 47.20 47.00 48.00 49.00 50.00 51.00 52.00

Aggregate Valuation 2 ($bn)—6.5 6.5 6.7 6.8 6.9 7.1 7.2

Consideration to Minority Shareholders ($bn)—2.2 2.2 2.2 2.3 2.4 2.4 2.5

Price as a Multiple of (x): Data:

Book Value (excl. AOCI) 39.06 1.33 1.21 1.20 1.23 1.25 1.28 1.31 1.33

2008E EPS 4.54 9.6 10.4 10.4 10.6 10.8 11.0 11.2 11.5

2009E EPS 5.21 8.7 9.1 9.0 9.2 9.4 9.6 9.8 10.0

Premium/(Discount) to (%):

Current Stock Price 50.78 -(7.1)(7.4)(5.5)(3.5)(1.5) 0.4 2.4

March 5th Proposal 47.20—0.0(0.4) 1.7 3.8 5.9 8.1 10.2

March 4, 2008 Price 40.72—15.9 15.4 17.9 20.3 22.8 25.2 27.7

March 7, 2008 Price 37.93—24.4 23.9 26.5 29.2 31.8 34.5 37.1

52-Week High 64.59 -(26.9)(27.2)(25.7)(24.1)(22.6)(21.0)(19.5)

52-Week Low 37.93—24.4 23.9 26.5 29.2 31.8 34.5 37.1

Source: Company filings; FactSet; I/B/E/S Consensus Median Estimates Notes: Market data as of June 13, 2008

1 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: Ameriprise Financial, Lincoln Financial, MetLife, Principal Financial and Prudential Financial

2 Aggregate valuation assumes that low-rate Class A shares and the high-vote Class B shares are valued at the purchase price

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APPENDIX A

Supplemental Information

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Summary of Selected Minority Buy-In Transactions—Insurance Only

Announce Date	Parent	Subsidiary	Legal Merger or Cash Tender	% Acquired (%)	Aggregate Consideration ($bn)	Consideration Paid: Cash (%)	Consideration Paid: Stock (%)	Initial Premium over[1]: 1-Day (%)	Initial Premium over[1]: 1-Wk (%)	Initial Premium over[1]: 52-Wk. High (%)	Final Premium[2] (%)	Publicly Announced Bumps	Change in: Premium (% pts)[3]	Change in: Bid Price (%)[4]	Change in Exchange Ratio (%)
7/17/07	Alfa Mutual	Alfa Corp.	Merger	46	0.8	100	0	16	16	(12)	45	1	29	25	na
2/22/07	American Financial	Great American	Merger	19	0.2	100	0	9	10	(3)	15	1	5	4	na
1/24/07	AIG	21st Century	Merger	39	0.8	100	0	21	18	10	31	1	13	11	na
8/30/00	AXA Group	AXA Financial	Merger	40	10.5	64	36	2	8	(3)	10	1	2	2	9
3/27/00	Hartford Fin	Hartford Life	Tender	19	1.3	100	0	3	22	(20)	40	1	18	15	na
3/21/00	Citigroup	Travelers P&C	Tender	15	2.4	100	0	23	38	(1)	40	1	2	1	na
10/27/98	Allmerica Financial	Citizens Corp	Tender	18	0.2	100	0	5	2	(17)	17	1	15	15	na
9/18/97	Orion Capital	Guaranty National	Tender	19	0.1	100	0	5	17	4	24	1	7	6	na
1/13/97	Zurich Versicherungs	Zurich Reinsurance	Merger	34	0.4	100	0	17	19	(7)	30	1	11	10	na
12/17/96	Allmerica Financial	Allmerica P&C	Merger	41	0.8	53	47	2	(1)	(5)	13	1	14	14	4
8/26/96	Conseco	Bankers Life	Merger	10	0.1	0	100	15	10	3	10	0	0	0	0
8/25/95	Berkshire Hathaway	GEICO Corp	Merger	49	2.3	100	0	26	23	2	23	0	0	0	na
				Median—All Deals				12	17	(3)	24	1	9	8	4
				Median—Cash Deals Only				16	18	(3)	30	1	11	10	na
				High—All Deals				26	38	10	45	1	29	25	9
				Low—All Deals				2	(1)	(20)	10	0	0	0	0

Source: Securities Data Corp.; SEC filings

Notes: Includes minority buy-ins with considerations greater than $100mm since 1995

1 Premium calculated based on initial price offered for the transaction

2 Calculated as final agreed bid price over stock price 1-week prior to announcement of initial bid price

3 Calculated as increase from initial bid price as a premium over stock price 1-week prior to announcement

4 Calculated as increase from initial bid price to final bid price on an absolute basis

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Summary of Selected Minority Buy-In Transactions—Non-Insurance

Announce Date	Parent	Subsidiary	Legal Merger or Cash Tender	% Acquired (%)	Aggregate Consideration[5] ($bn)	Consideration Paid: Cash (%)	Consideration Paid: Stock (%)	Initial Premium over[1]: 1-Day (%)	Initial Premium over[1]: 1-Wk (%)	Initial Premium over[1]: 52-Wk. High (%)	Final Premium[2] (%)	Publicly Announced Bumps	Change in: Premium (% pts)[3]	Change in: Bid Price (%)[4]	Change in Exchange Ratio (%)
11/20/06	Toronto-Dominion	TD Banknorth	Merger	43	3.2	100	0	7	8	(1)	8	0	0	0	na
10/9/06	VNU NV	NetRatings Inc	Merger	40	0.4	100	0	10	10	(6)	45	1	35	31	na
2/6/06	Lafarge SA	Lafarge North America	Tender	46	2.9	100	0	17	17	(9)	34	2	16	14	na
10/10/05	ev3 Inc	Micro Therapeutics	Merger	30	0.1	0	100	8	14	(17)	19	1	5	4	4
9/27/05	Vector Group	New Valley Corp	Tender	42	0.1	0	100	7	6	(0)	24	1	18	17	17
9/12/05	Wachovia[6]	WFS Financial Inc	Merger	16	0.5	0	100	80	85	73	85	0	0	0	0
9/1/05	IYG Holding Co	7-Eleven Inc	Tender	25	1.2	100	0	15	14	(8)	31	1	17	15	na
7/1/05	Santos Ltd	Tipperary Corp	Merger	46	0.1	100	0	19	16	1	16	1	0	0	na
3/3/05	Vishay Intertechnology	Siliconix Inc	Tender	20	0.2	0	100	17	19	(33)	39	1	20	16	16
2/21/05	Novartis AG	Eon Labs Inc	Tender	33	0.9	100	0	11	8	(31)	8	0	0	0	na
1/27/05	Danisco AS	Genencor Int'l.	Tender	16	0.2	100	0	24	22	1	22	0	0	0	na
1/10/05	News Corp	Fox Entertainment	Tender	41	6.0	0	100	3	2	(7)	10	1	8	7	7
					Median—All Deals			13	14	(7)	23	1	7	6	7
					Median—Cash Deals Only			15	14	(6)	22	0	0	0	0
					High—All Deals			80	85	73	85	3	35	31	17
					Low—All Deals			3	2	(33)	8	0	0	0	0

Source: Securities Data Corp.; SEC filings

Notes: Includes closed minority buy-ins with considerations greater than $100mm since 2005

1 Premium calculated based on initial price offered for the transaction

2 Calculated as final agreed bid price over stock price1-week prior to announcement of initial bid price;

3 Calculated as increase from initial bid price as a premium over stock price 1–week prior to announcement of initial bid price as a premium over stock price 1–week prior of announcement; for stock deals, the initial offer price is based on the initial exchange ratio multiplied by the price per share of the acquiror's stock on one day prior to announcement; for stock deals, final offer price and premium based on the final exchange ratio multiplied by the price per share of the acquiror's stock on the final day of trading of the target's stock

4 Calculated as increase from initial bid price to final bid price on an absolute basis

5 For stock deals, amount purchased is based on 1) final offer price which is based on the final exchange ratio multiplied by the price per share of the acquiror's stock on the final day of trading of the target's stock and 2) the total number of non-parent owned outstanding shares

6 Announcement of Wachovia Corp. transaction 9/12/2005. Premiums based on stock price prior to 5/24/2004, representing the announcement date of the original Western Financial Bank conversion to a California state commercial bank and the acquisition of the minority interest in WFS Financial. The transaction was abandoned due to it's taking longer than originally expected

UBS Investment Bank

20

Goldman Sachs

DRAFT

FF Business Mix and Sector Valuations

FF Business Mix

Corporate & Other 7.3%

Retirement 26.1%

Annuity & Life 66.6%

Total 2008E Net Operating Earnings = $595.7mm

Price / NTM EPS Multiples

15.0

11.9

10.4 10.0 8.9 (x) 5.0

0.0

Retirement ¹ Annuity & Life ² FF Consolidated

Price / Book Multiples 3

1.97 2.00

1.32 1.30

(x) 1.00

0.00

Retirement ¹ Annuity & Life ² FF Consolidated

Source: Management projections as of April 2008 provided by FF (received on 5/27/2008); FactSet; SEC filings Notes: Market data as of June 13, 2008

1 Retirement composite consists of: Principal Financial

2 Annuity & Life composite consists of: Ameriprise Financial, Lincoln Financial, MetLife and Prudential Financial

3 Book value excludes accumulated other comprehensive income

UBS Investment Bank

Goldman Sachs